Exhibit 10.2

Mr. Edward M. Liddy
Chairman and Chief Executive Officer
American International Group, Inc.

Dear Ed:
As you know, the Board of Directors of the company decided that my termination was “not for cause.” Accordingly, I am entitled to receive severance payments under the AIG Executive Severance Plan of approximately $22 million. While I appreciate the Board’s intention to fulfill this obligation, I have decided, after careful deliberation, to forgo the severance payments.
I will not accept the severance payments for two reasons. First, my three-month tenure as Chief Executive Officer did not provide the opportunity to execute the restructuring I had developed with the help of my AIG colleagues. Second, notwithstanding the issues that predated my term at AIG or the significant disruption in the capital markets which impacted several major financial institutions, I prefer not to receive severance payments while shareholders and employees have lost considerable value in their AIG shares.
I wish you, the Board and all of the talented employees at AIG all the best as you continue the work of restructuring the company and restoring it to profitability.
Sincerely yours,

/s/ Robert B. Willumstad
Robert B. Willumstad